Exhibit 4.1

November 12, 2015

Cell Source, Inc.
65 Yigal Alon Street
Tel Aviv, Israel

Ladies and Gentlemen:

Reference is made to the Promissory Note in the original principal amount of $________ (the “Note”), dated __________, issued to me by Cell Source, Inc. (the “Company”).  Pursuant to the Note, the Company was to pay the amounts owed under the Note on or before ___________ (the “Maturity Date”).   It is hereby acknowledged and agreed that any failure of the Company to pay the amounts owed under the Note shall not constitute and event of default (the “Waiver”) and that this Waiver is effective as of the Maturity Date.

It is further agreed that Note shall be amended hereby such that the new Maturity Date under the Note shall be ____________.

Except as modified by this letter agreement, each term and condition of the Note shall remain in full force and effect. Each party hereto acknowledges and agrees to the terms set forth in this letter agreement, as evidenced by such party’s execution of this letter agreement.

Very truly yours,

Agreed and Accepted:

By:
Name:
Title:
Cell Source, Inc.